EXHIBIT 10.4

                  NON-BINDING LETTER OF INTENT WITH TOUCHSTAR
                  SOFTWARE CORPORATION DATED OCTOBER 18, 2005



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                        WORLDWIDE STRATEGIES INCORPORATED
                       3801 East Florida Avenue, Suite 400
                             Denver, Colorado 80210

                                October 18, 2005



TOUCHSTAR SOFTWARE CORPORATION
3025 South Parker Road, Suite 925
Aurora, Colorado 80014

Attention:  Shawn Suhrstedt, Vice President Finance, CFO

RE:  NON-BINDING LETTER OF INTENT

Dear Mr. Suhrstedt,

         This letter is written to confirm the preliminary discussions between management of Worldwide Strategies Incorporated, a Nevada corporation ("WWSI") and management of TouchStar Software Corporation ("TouchStar"). It is to serve only as a non-binding mutual letter of intent of the parties to discuss in good faith a transaction in which WWSI and TouchStar would invest in each other, under the general guidelines set out below (the "Proposed Transaction"). The Proposed Transaction is subject to the parties entering into mutually acceptable definitive written agreements (the "Definitive Agreements"). In addition, the Proposed Transaction is subject to the approval of each of the boards of directors of WWSI and TouchStar.

                                    RECITALS

         WWSI engages in business processing outsourcing through its a wholly-owned subsidiary, Worldwide Business Solutions Incorporated, a Colorado corporation. The common stock of WWSI is quoted on the "pink sheets." WWSI is in the process of preparing a registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), which will register, among other securities, the resale of shares in WWSI held by existing shareholders (the "WWSI Shares").

         TouchStar is a privately held developer of software-based telephone systems with headquarters in Denver, Colorado. TouchStar holds a majority of the issued and outstanding shares of common stock (the "TouchStar International Shares") in TouchStar International Sales Limited, a Delaware corporation ("TouchStar International"). TouchStar is investigating the advisability of having TouchStar International become a publicly traded company within the next twelve months.


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                                FUNDAMENTAL TERMS

         Under the general outlines discussed, and subject to the negotiation and execution of mutually acceptable Definitive Agreements, the parties agree to discuss the following Proposed Transaction:

         1. INVESTMENT. WWSI will issue and deliver to TouchStar that number of WWSI Shares at a market price per share on the date of transfer, representing a total investment of $500,000 by TouchStar in WWSI. In exchange for the WWSI Shares issued and delivered to TouchStar by WWSI, TouchStar will issue and deliver to WWSI 50,000 TouchStar International Shares held by TouchStar at a price of $10.00 per share, representing an investment of $500,000 by WWSI in TouchStar International.

         2. REGISTRATION OF WWSI SHARES. Pursuant to the Registration Statement, WWSI will register at least 2,000,000 WWSI Shares pursuant to the Registration Statement, in order to ensure the registration of a sufficient number of WWSI Shares to meet the $500,000 valuation of the WWSI Shares issued and delivered to TouchStar. WWSI will use its best efforts to effect such registration to permit the sale of the WWSI Shares held by TouchStar in accordance with the intended method or methods of resale by TouchStar. TouchStar will use reasonable commercial efforts to furnish to WWSI such information as WWSI reasonably may request in writing in connection with the Registration Statement; PROVIDED that TouchStar shall have no obligation to provide any information that TouchStar does not provide to the public generally.

         3. REGISTRATION OF TOUCHSTAR INTERNATIONAL SHARES. In the event that TouchStar, in its discretion, decides to register all or any portion of the TouchStar International Shares on a recognized securities exchange in the United States, TouchStar agrees to include the TouchStar International Shares issued and delivered to WWSI in such registration.

         4. REPURCHASE. WWSI, either itself, through a subsidiary or affiliate, or through a third party purchaser, will cause the WWSI Shares issued and delivered to TouchStar to be purchased from TouchStar within thirty days after the effective date of the Registration Statement (the "Repurchase Period") at a purchase price equal to the greater of (a) the market price for such WWSI Shares held by TouchStar, and (b) $500,000 (the "Repurchase"). If the Repurchase does not occur within the Repurchase Period, then (a) TouchStar will transfer to WWSI the WWSI Shares held by TouchStar, and (b) WWSI will transfer to TouchStar the TouchStar International Shares held by WWSI (the "Exchange"). Upon completion of the Exchange, neither WWSI nor TouchStar will have any further obligations to the other, subject to any indemnification obligations contained in the Definitive Agreements. Except for its obligations with regard to the Exchange, neither TouchStar nor its subsidiaries or affiliates will have no obligation to repurchase the TouchStar International Shares issued and deliverd to WWSI.

         5. DUE DILIGENCE; CONFIDENTIALITY OF INFORMATION. The parties acknowledge that the negotiation of the Proposed Transaction and the preparation of the Definitive Agreements will require the release and disclosure by TouchStar to WWSI and by WWSI to TouchStar of confidential information and information which may not be available to the general public (the



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"Information"). Such information shall be kept confidential in accordance with the terms and conditions of a confidentiality agreement to be entered into between WWSI and TouchStar.

         7. DECREASE IN VALUE. In the event that, at closing the Proposed Transaction, the value of the WWSI Shares issued and delivered to TouchStar, or the TouchStar International Shares issued and delivered to WWSI, is less than 50% of its stated value on and as of the date of this letter, neither party shall have any obligation to negotiate or execute the Definitive Agreements with regard to the Proposed Transaction.

         If you agree with the foregoing, then please execute two originals of this letter, retain one fully executed original for your files, and return the other fully executed original to my attention. Upon execution of this letter by both parties, TouchStar will prepare and deliver to WWSI a confidentiality agreement in respect of the Information to be disclosed.

                                        Respectfully,

                                        Worldwide Strategies Incorporated


                                        By: /s/ JAMES P.R. SAMUELS
                                           -------------------------------------
                                             James P.R. Samuels, President

Acknowledged and agreed this 19th day of October 2005:

TouchStar Software Corporation


By: /s/ SHAWN SUHRSTEDT
   -------------------------------------------------
       Shawn Suhrstedt





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